Exhibit 4.29

MORTGAGE CONTRACT

Contract No.: 127093992012001

Mortgagor (Party A): Vimicro Electronics Corporation

Address: 11/F, Ronghui Tower, No. 58 Dongting Road, Tianjin Economic and Technological Development Zone

Postal Code: 300457

Legal Representative (Principal): Deng Zhonghan

Fax: 59861000                            Tel.: 59861000

Mortgagee (Party B): China Construction Bank Tianjin Development Zone Branch

Address: E3AB, Binhai Financial Street, No. 20 Guangchang East Road, Tianjin Development Zone Branch

Postal Code: 300457

Principal: Zhang Zhe

Fax: 66280947                            Tel.: 66280915

In order to secure the performance of Fixed Assets Loan Contract (Contract No. 127093992012001) (the “Principal Contract”) entered into by Vimicro Electronics Corporation (the “Debtor”) and Party B, and to secure the realization of Party B’s creditor’s rights, Party A has agreed to create a mortgage (this “Mortgage”) to secure all the debts incurred between the Debtor and Party B under the Principal Contract. In accordance with the relevant laws and regulations, Party A and Party B have entered into this Contract after consultation for mutual compliance.

1.	MORTGAGED PROPERTIES

1. Party A shall create this Mortgage over the properties set out in the “List of Mortgaged Properties” (the “Mortgaged Properties”).

2. In case the ownership certificate or other title document of the Mortgaged Properties is reissued/renewed, Party A shall not refuse to fulfill its duties and obligations under this Mortgage on the grounds that, details of the Mortgaged Properties recorded on the reissued/renewed ownership certificate or other title documents or on the registration book maintained by the registration authority are inconsistent with those set out in the “List of Mortgaged Properties”, or Certificate of Other Rights (mortgage right) or other mortgage certificates kept by Party B.

3. Unless otherwise agreed by the Parties or stipulated under the applicable laws, any objects newly added onto the Mortgaged Properties by attachment, mix-up, processing, conversion or alteration shall be deemed to be a part of the Mortgaged Properties. Party A shall complete the required registration of these newly added objects upon Party B’s request.

4. If the value of the Mortgaged Properties has decreased or may possibly decrease, which may prejudice Party B’s creditor’s rights, Party A shall provide new security upon Party B’s request.

2.	SECURED INDEBTEDNESS

The secured indebtedness hereunder shall cover item (i) of the following (the “Secured Indebtedness”):

1. all payment obligations of the Debtor under the Principal Contract, including without limitation to the principal, interest accrued thereon (including compound and default interest), liquidated damages, compensation, other amounts payable by the Debtor to Party B (including without limitation to the expenses such as the formality fees, telecommunication fees, miscellaneous fees, and the bank charges that the overseas beneficiary refuses to pay), as well as all costs and expenses that Party B may incur in connection with the realization of its creditor’s rights and security interests, including without limitation to any fees relating to litigation, arbitration, property preservation, travel and accommodation, enforcement, appraisal and evaluation, auction, notarization, service of documentation, public announcements and attorney’s fees; or

2. the principal of Blank [currency] Blank [amount (in words)] and the interest accrued thereon (including compound and default interest) under the Principal Contract, liquidated damages, compensation, other amounts payable by the Debtor to Party B (including without limitation to the expenses such as the formality fees, telecommunication fees, miscellaneous fees, and the bank charges that the overseas beneficiary refuses to pay), as well as all costs and expenses that Party B may incur in connection with the realization of its creditor’s rights and security interests, including without limitation to any fees relating to litigation, arbitration, property preservation, travel and accommodation, enforcement, appraisal and evaluation, auction, notarization, service of documentation, public announcements and attorney’s fees.

3.	REGISTRATION OF MORTGAGED PROPERTIES

The Parties shall complete the registration of the Mortgaged Properties with the competent registration authority within ten working days after the execution of this Contract. On the date of the completion of the registration, Party A shall deliver to Party B all the originals of the Certificate of Other Rights, the mortgage registration documents and other title documents.

4.	AMENDMENT TO THE PRINCIPAL CONTRACT

1. If Party B and the Debtor agree to amend any provisions under the Principal Contract in relation to, including without limitation to, repayment currency, repayment method, loan account, repayment account, loan plan, repayment plan, interest commencement date, interest settlement date, commencement date or maturity date of the indebtedness under the Principal Contract without extending the term of such indebtedness, Party A agrees to remain liable for the indebtedness under such amended Principal Contract.

If Party B and the Debtor agree to extend the term of such indebtedness or increase the principal amount without Party A’s prior consent, Party A shall only remain liable for the indebtedness under the Principal Contract before amended in accordance with this Contract.

2. Party A’s liability hereunder shall not be reduced or discharged upon occurrence of any of the following events:

(i) any restructuring, merger, consolidation, division, capital increase/decrease, joint venture or joint operation, change of name etc. of Party B or the Debtor; or

(ii) any delegation to a third party by Party B to perform Party B’s obligations under the Principal Contract.

3. Where the creditor’s rights under the Principal Contract are transferred to a third party, Party A shall assist Party B and such third party on the registration of such change as required under the applicable laws.

4. If the assignment or transfer of the creditor’s rights or debts under the Principal Contract becomes ineffective or invalid, or is revoked or cancelled, Party A shall remain liable to Party B in accordance with this Contract.

5.	POSSESSION AND CUSTODY OF THE MORTGAGED PROPERTIES

1. Party A shall duly possess, take good care and custody of, reasonably utilize and maintain the Mortgaged Properties in good condition, and pay any and all relevant taxes and charges imposed on the Mortgaged Properties in a timely manner. Party B is entitled to inspect the Mortgaged Properties and may request Party A to deliver the originals of the ownership or other title certificates of the Mortgaged Properties to Party B for custody.

2. If Party A entrusts or gives consent to a third party to possess, take care and custody of and/or utilize the Mortgaged Properties, it shall notify such third party of the existence of this Mortgage and Party B’s security interests herein, and shall request such third party to maintain the Mortgaged Properties in good condition, to permit Party B to inspect the Mortgaged Properties and not to hinder Party B from realizing its security interests under this Mortgage. Notwithstanding any provision in this Article 5.2, Party A shall not be released from its obligations under Article 5.1 and shall be held responsible for such third party’s acts.

3. If the Mortgaged Properties cause injuries to any person or damage to any property, Party A shall be solely liable for any and all consequences arising therefrom. If a claim has been raised against Party B as a result of the abovementioned injury or damage, which results in Party B being held liable or paying any damages or compensations, Party B is entitled to request Party A for full indemnification.

6.	INSURANCE ON MORTGAGED PROPERTIES

1. Unless otherwise agreed by the Parties, Party A shall insure the Mortgaged Properties in accordance with the applicable laws and Party B’s requirements on insurance type, term and amount to be insured. The insurer shall have the required statutory qualifications and a good market reputation.

2. The contents of the insurance policy shall satisfy the requirements of Party B and contain no restrictive conditions which may adversely affect Party B’s rights and interests. The insurance policy shall specify the following: (i) Party B is the preferred payee (first beneficiary) of any insurance proceeds payable by the insurer; (ii) no amendment shall be made to the insurance policy without Party B’s prior written consent; and (iii) upon occurrence of any insured event, the insurer shall pay the insurance compensation payable upon such occasion directly into the account designated by Party B. If the Mortgaged Properties are covered by an existing insurance on the execution date of this Contract but the insurance policy does not contain those details required by Party B as set forth in this Article 6.2, Party A shall cause the insurance policy to be amended or annotated correspondingly.

3. Party A shall ensure that the insurance remains valid at all times and shall not cause the insurance to be discontinued, revoked, invalidated, or cause the insurer’s obligations to be reduced or waived, nor make any amendments to the insurance policy without Party B’s prior consent. If any of the creditor’s rights secured by Party A remains outstanding upon the expiration of the insurance, Party A shall renew the insurance for an extended period correspondingly.

4. Party A shall deliver the original insurance policy of the Mortgaged Properties to Party B within Blank working days from the execution date of this Contract, or in case of a renewed insurance policy, from the date of the renewal. In addition, Party A shall deliver to Party B all the documents required for insurance claims or the assignment of the insurance rights and interests.

5. Party B may at its sole discretion choose to dispose of the insurance compensation in any of the following methods, and Party A shall assist Party B in facilitating such procedures:

(i) with Party B’s consent, to repair the Mortgaged Properties so as to restore their value;

(ii) to repay or early repay the principal amount and the interest accrued under the Principal Contract and related fees;

(iii) to set up a pledge to secure the debts under the Principal Contract; or

(iv) to be disposed of by Party A at its own discretion, after Party A has provided new security satisfying Party B’s requirements.

7.	RESTRICTIONS ON DISPOSAL OF THE MORTGAGED PROPERTIES BY PARTY A

1. Without Party B’s written consent, Party A shall not dispose of the Mortgaged Properties in any manner, including without limitation to, abandonment, lease (including renewal of an expired lease), endowment, assignment or transfer, using the Mortgaged Properties as capital contribution, offering the Mortgaged Properties as security for any other debts, relocation, and change to public welfare purpose, or accretion to other objects, or alteration or division.

2. Subject to Party B’s written consent, the sales proceeds and other proceeds from Party A’s disposal of the Mortgaged Properties shall be deposited into the account designated by Party B. Party B shall be entitled to elect any method set forth in Article 6.5 (ii) to (iv) to dispose of the proceeds, and Party A shall assist Party B with the relevant procedures.

8.	INTERFERENCE OF THIRD PARTIES

1. If the Mortgaged Properties are subject to any requisition or expropriation, or are demolished, confiscated, retaken without compensation by the government, or are seized, impounded, frozen, controlled, taken lien, auctioned, dispossessed by force, destroyed or otherwise disposed of by a third party, Party A shall promptly notify Party B thereof and take measures in a timely manner to curb, preclude or remedy the circumstances so as to prevent the damage from escalating. Upon Party B’s request, Party A shall provide new security satisfying Party B’s requirements.

2. After occurrence of any of the events stipulated in Article 8.1, any residual portion of the Mortgaged Properties shall remain as collateral under this Contract. Compensation proceeds received in connection with events set forth in Article 8.1 shall be deposited into the account designated by Party B. Party B shall be entitled to elect any method set out in Article 6.5 (i) to (iv) to dispose of the compensation proceeds, and Party A shall assist Party B with the relevant procedures.

9.	REALIZATION OF SECURITY RIGHTS

1. If the Debtor fails to repay any amount in full upon maturity date or upon such accelerated maturity date in accordance with the Principal Contract, or commits any other breach under the Principal Contract, Party B is entitled to dispose of the Mortgaged Properties at its discretion.

2. The value of the Mortgaged Properties stipulated in the “List of Mortgaged Properties” or as otherwise agreed by the Parties (the “Interim Value”), irrespective whether recorded in the registration authority’s registration book, shall not be deemed as the definitive value of the Mortgaged Properties. The definitive value thereof shall be the net proceeds from Party B’s disposal of the Mortgaged Properties after deducting all taxes, fees and expenses.

If the Mortgaged Properties are used to offset the Secured Indebtedness, the Interim Value shall not be used as the basis for making the offset. The value of the Mortgaged Properties shall ultimately be agreed and determined by the Parties through consultation or by a fair and equitable evaluation conducted in accordance with applicable laws.

3. The proceeds from Party B’s disposal of the Mortgaged Properties, after deducting all costs and expenses incurred during the sale or auction thereof (including without limitation to the fees for custody, evaluation, auction, title transfer, taxation, and government levies for the granting of state-owned land use rights ) shall be used first to pay off the debts under the Principal Contract. The remaining proceeds shall be returned to Party A.

4. If Party A and the Debtor are the same entity/person, Party B may choose to enforce its creditor’s rights against Party A’s properties other than the Mortgaged Properties without having to waive its mortgagee’s rights or to dispose of the Mortgaged Properties in the first place hereunder.

5. Party A shall not interfere in any manner (including any act or omission) with the realization by Party B of its security rights under this Contract.

6. No matter whether Party B has any other security for the creditor’s rights under the Principal Contract (including without limitation to guarantee, mortgage, pledge, letter of guarantee, standby letter of credit or any other securities), no matter when the aforesaid other security is established or whether it is effective, or whether Party B has made claims against any other security provider, or whether a third party agrees to perform the whole or part of the obligations under the Principal Contract, or whether the other security is provided by the Debtor itself, Party A’s obligations for security under this Contract shall not be reduced or exempted. Party A hereby waives any objection if Party B directly demands Party A to fulfill its obligations within the scope of Secured Indebtedness stipulated in this Contract.

7. If Party A is liable only for part of the debts under the Principal Contract, Party A undertakes to still remain liable for the outstanding debts within the scope of Secured Indebtedness stipulated in this Contract even if any part of the debts thereunder has been discharged as a result of the Debtor’s repayments, or Party B’s realizing other security rights, or any other reason.

8. If Party A is liable only for part of the debts under the Principal Contract and if any part of debts thereunder remains outstanding after Party A has performed its obligations under this Contract, Party A undertakes that it shall not harm Party B’s interests during its exercise (including exercise in advance) of the subrogation right or recovery right against the Debtor or other security providers. Party A further agrees that the realization of Party A’s subrogation right or recovery right shall be subordinated to the repayment of debts under the Principal Contract.

In particular, prior to the full repayment of debts under the Principal Contract:

(i) Party A agrees not to claim subrogation right or recovery right against the Debtor or other security provider. If Party A has realized such right for any reason, any proceeds so recovered shall take the priority to repay the outstanding debts owed to Party B under the Principal Contract;

(ii) If there exists any security for the indebtedness under the Principal Contract, Party A agrees not to claim any rights to such collateral or the proceeds obtained from the disposal thereof on the grounds of subrogation right or for any other reason. Such collateral or the proceeds shall be first used to repay outstanding debts owed to Party B under the Principal Contract;

(iii) If the Debtor or any other security provider provides any counter-security in favor of Party A, the proceeds obtained from such counter-security shall be first used to repay the outstanding debt owed to Party B under the Principal Contract.

9. If the Principal Contract is null and void, becomes ineffective, invalid, partially invalid, or is cancelled or terminated, and in addition, if Party A and the Debtor are not the same entity/person, Party A shall, together with the Debtor, be jointly and severally liable within the scope of Secured Indebtedness for the debts incurred by the Debtor arising from returning properties or making compensation payments.

10. Party A is fully aware of the risk of interest rate fluctuation. In the event that the interest, the default interest or the compound interest payable by the Debtor is increased due to Party B’s adjustment of interest rate, method of interest calculation or settlement in accordance with the Principal Contract or the interest rate policy promulgated by the governmental authority, Party A shall remain liable for such increased portion.

11. If the Debtor owes Party B any other due and payable debts in addition to the debts under the Principal Contract, Party B is entitled to transfer amounts in RMB or other currency from the Debtor’s account at China Construction Bank and may choose to repay any of the due and payable debts. Party A’s obligations hereunder shall not be reduced or discharged in any way.

10.	EVENTS OF DEFAULT

1. Party A’s Events of Default:

(i) If Party A violates any provisions hereunder, or any of the representations and warranties it has made proves to be false, incorrect or omitted, Party B is entitled to take any one or more of the following actions:

1) requesting Party A to cure the breach within the prescribed period;

2) requesting Party A to provide new security;

3) requesting Party A to compensate Party B for the losses suffered;

4) disposing of the Mortgaged Properties;

5) other remedial measures available under the applicable laws.

(ii) Party B is entitled to elect any of the methods agreed in (ii) to (iv) of Article 6.5 hereto to apply the sales proceeds from disposal of the Mortgaged Properties, and Party A shall assist Party B with the relevant procedures.

(iii) If for any reason attributed to Party A, this Mortgage has not been effected, or the value of the Mortgaged Properties decreases, or Party B fails to realize its rights hereunder in a timely manner or to the full extent, and if Party A and the Debtor are not the same entity/person, Party B is entitled to hold Party A and the Debtor jointly and severally liable within the scope of the Secured Indebtedness for the debts under the Principal Contract.

2. Party B’s Events of Default:

If Party B loses the ownership/title certificates of the Mortgaged Properties delivered by Party A in fault, or fails to return the ownership/title certificates in a timely manner after the debts under the Principal Contract have been paid off in full or fails to assist Party A upon Party A’s request to deregister this Mortgage with the relevant registration authority in accordance with the applicable laws, Party A is entitled to take any or more of the following actions:

(i) To request Party B to bear the costs of Party A to obtain new ownership/title certificates of the Mortgaged Properties;

(ii) To request Party B to return the ownership/title certificates of the Mortgaged Properties within a prescribed period, or assist Party A in processing the cancellation of the mortgage registration.

11.	MISCELLANEOUS

1. Cost Allocation

Unless otherwise agreed by the Parties, all the expenses in connection with this Contract or the Mortgaged Properties hereunder (including without limitation to the expenses in connection with possession, management, disposal, registration, notarization, insurance, transportation, storage, custody, valuation/appraisal, repair, maintenance, auction and title transfer) shall be borne by Party A.

2. Transfer of Amounts Payable

Party B is entitled to transfer, without prior notice to Party A, any amounts payable by Party A hereunder in RMB or other currency from the bank account of Party A at China Construction Bank. Party A shall assist Party B in completing any procedures required for foreign exchange settlement or sale, and Party A shall bear the risks of exchange rate fluctuation.

3. Use of Party A’s Information

Party A agrees that Party B is entitled to inquire about Party A’s creditworthiness with the credit database or relevant units or departments established and approved by the People’s Bank of China and the Credit Reference Agency, and that Party B is entitled to provide Party A’s information to such credit database. Party A further agrees that Party B may also reasonably use and disclose Party A’s information for business purpose.

4. Urged Collection by Public Announcement

In the event of Party A’s default, Party B is entitled to report the same to the relevant authority and claim repayment by means of public announcement via press.

5. Party B’s Record as Evidence

Unless there is reliable and definitive evidence to the contrary, Party B’s internal records of principal, interest, expenses and repayments, receipts, vouchers made or retained by Party B during the course of any loan drawing, repayment, interest payment, and records and vouchers relating to urged collections by Party B shall constitute valid evidence of the creditor-debtor relationship under the Principal Contract. Party A shall not raise any objection merely because the above records, receipts, vouchers are made or retained by Party B.

6. No Waivers

Party B’s rights hereunder shall not prejudice or exclude any other rights Party B is entitled to under applicable laws, regulations and other contracts. No tolerance, grace period, preferential treatment to the breach or delay, nor any delay in exercising any rights hereunder shall be deemed to constitute a waiver of rights and interests hereunder; nor any permit or recognition of any breach of this Contract shall restrict, prevent or interfere with Party B’s continuous exercise of such right at a later time or any other right; nor shall the foregoing cause Party B to be liable in any way to Party A.

If Party B fails to exercise or delays in exercising any rights hereunder, or fails to exhaust the remedies available under the Principal Contract, Party A’s liability under this Contract shall not be reduced or discharged; provided that, if Party B reduces or waives the debts under the Principal Contract, Party A’s liability hereunder shall be reduced or discharged correspondingly.

7. Party A shall promptly notify Party B in writing in the event of division, dissolution, bankruptcy, winding-up, deregistration, revocation of business license; or damage to, destruction or infringement of the Mortgaged Properties; or the Mortgaged Properties ceasing to be controlled by Party A as a result of any natural course or a third party’s acts; or any dispute arising in connection with the ownership of the Mortgaged Properties; or the ownership/title certificates of the Mortgaged Properties being cancelled.

8. Dissolution or Bankruptcy of the Debtor

If Party A is aware that the Debtor is entering into the proceeding of dissolution or bankruptcy, it shall promptly notify and remind Party B to declare creditor’s rights, and shall participate in the dissolution or bankruptcy proceeding to exercise preventive recourse right. Party A shall be held liable for the losses caused as a result of its failure to timely exercise the preventive recourse right if it is or should be aware of the Debtor’s entry into the proceeding of dissolution or bankruptcy.

Notwithstanding the provisions of the second paragraph of Article 11.6, if Party B and the Debtor agree on a settlement agreement or a restructuring plan in the process of bankruptcy proceeding, any such settlement agreement or restructuring plan shall not prejudice Party B’s rights hereunder, and Party A’s liability shall not be reduced or discharged. Party A shall not object to any claims made by Party B hereunder by referring to the settlement agreement or the restructuring plan. Party B is still entitled to demand Party A for repayment of any outstanding debts in relation to which it may have made concession in the settlement agreement or the restructuring plan.

9. Dissolution or Bankruptcy of Party A

In the event of dissolution or bankruptcy of Party A, Party B is entitled to participate in the dissolution or bankruptcy proceeding and declare rights, even if the indebtedness under the Principal Contract is not yet due.

10. In the event of any change to its address or other contact information, Party A shall promptly notify Party B of such change in writing. Party A shall be liable for any losses caused by its failure of giving prompt notice of such change.

11. Other Provisions

In the event of any change to the items of the registration of the Mortgaged Properties, and that the alteration registration is required subject to the applicable laws, upon Party B’s demand, Party A shall apply for the alteration registration together with Party B at Party A’s expense. Upon the completion of the project, Party A undertakes to apply for the official real estate certificate in time, and to assist Party B in renewing the registration of the Mortgaged Properties. The collateral shall cover all the debts of Party B. Party A undertakes that all the properties (including intellectual property) of the underlying project shall not be mortgaged or pledged to any third party.

12. Dispute Resolution

Any dispute arising from the performance of this Contract may be settled by consultation. If the dispute cannot be resolved through consultation, such dispute shall be resolved in the way of (i).

(i)	to file a lawsuit with the people’s court within the jurisdiction where Party B is located.

(ii)	to apply to the [Blank] arbitration commission (place of arbitration shall be [Blank]) for arbitration in accordance with the then prevailing arbitration rules. The arbitration award shall be final and binding on both Party A and Party B.

The undisputed provisions hereunder shall remain enforceable during the process of litigation or arbitration.

13. Effectiveness of this Contract

This Contract shall become effective upon signing by the legal representative (principal officer) or authorized representative of Party A (or being affixed with the company chop of Party A); and signing by the principal officer or authorized representative of Party B (or being affixed with the company chop of Party B).

14. This Contract shall be executed in four copies.

12.	LIST OF MORTGAGED PROPERTIES

The list of mortgaged properties under this Contract is set forth as below:

Name of the Mortgaged Properties	Serial No. of Ownership Certificate or Other Title Certificate	Address/ Location	Area/ Number	Value of the Mortgaged Properties	Amounts of Other Indebtedness Secured by the Mortgaged Properties	Remarks
Land use right and construction in progress of Vimicro Electronics Corporation	Kai dan guo yong (2009) No. 086; Construction Permit Certificate No. 1211911201006029	Fifth Avenue North of Tianjin Economic and Technological Development Zone	Land area: 34,418.45 square meters; area under construction: 21,635 square meters	6353	0	—

13.	REPRESENTATIONS AND WARRANTIES BY PARTY A

1. Party A clearly understands the business scope and limit of authorization of Party B.

2. Party A has read all the terms of this Contract and the Principal Contract. Party B, upon Party A’s request, has explained the terms under this Contract and the Principal Contract. Party A fully understands the meanings and corresponding legal consequences of this Contract and the Principal Contract.

3. Party A is qualified to act as a mortgagor, and the security provided hereunder is in accordance with laws, regulations, rules and Party A’s articles of association or other internal constitutional documents, and has been approved by its internal authority and/or competent state authorities. Party A shall be liable for any and all consequences resulting from its incapability or lack of qualifications or authority to execute this Contract, including without limitation to full compensations for any and all losses of Party B.

4. Party A acknowledges that it fully understands the Debtor’s situation (including without limitation to its assets, debts, operation, creditworthiness and reputation, and its qualification and authority for the execution of the Principal Contract), as well as all the provisions thereunder.

5. Party A owns or has the right to dispose of the Mortgaged Properties in accordance with the applicable laws. The Mortgaged Properties are neither public facilities nor properties prohibited from being sold or transferred. No ownership disputes are subsisting with respect to the Mortgaged Properties.

6. The Mortgaged Properties are not co-owned by Party A with others, or if there are other co-owner(s), such co-owner(s) have given their written consent to the grant and creation of this Mortgage.

7. The Mortgaged Properties are free from any flaw or encumbrance not notified to Party B in writing, including without limitation to the situations that the transfer of the Mortgaged Properties is restricted; or the Mortgaged Properties have been seized, impounded or subjected to custody of authorities, lease or lien; or there exist unpaid debts in relation to the Mortgaged Properties, including purchasing price due but unpaid, maintenance expenses, construction costs, tax, premium payments for the granting of state-owned land use rights, or compensation payments etc; or Mortgaged Properties has been used as security for the benefit of a third party.

8. All the data and information pertaining to the Mortgaged Properties provided by Party A to Party B are authentic, legitimate, accurate and complete.

9. The grant of this Mortgage by Party A does not prejudice any third party’s legal interest or violate any statutory or contractual obligations of Party A.

Party A (Company Seal): Vimicro Electronics Corporation

[Company Seal Affixed]

Legal Representative (Principal Officer) or Authorized Representative (Signature):

/s/ Deng Zhonghan

Date: 26 March 2012

Party B (Company Seal): China Construction Bank Tianjin Development Zone Branch

[Company Seal Affixed]

Principal Officer or Authorized Representative (Signature):

/s/ Zhang Zhe

Date: 28 March 2012